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THISTLE GROUP HOLDINGS, CO.
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(Name of Registrant as Specified In Its Charter)

Jewelcor Management, Inc.
100 N. Wilkes-Barre Blvd., 4th Floor
Wilkes-Barre, PA 18702

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

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Dear XXXXXX:

I am sending you this XXXXX because
XXXXXXX is a substantial shareholder in
Thistle Group Holdings, Co. (the "Company"
NASDAQ "THTL").  We are the Committee to
Maximize Shareholder Value and have
nominated two directors in opposition to the slate nominated by the current Board.

The Company's stock performance over
the last 3 years has been substantially below that of the bench-mark index for similar size thrifts as determined by SNL Securities (the leading thrift trade publication and data provider). The Banks return is a miniscule 1.82% versus the SNL index of 23.56%.

Based on summary statistics for mergers
announced on or following January 1,
2000 (according to SNL Securities) for
Thrifts with assets of $500 million to $1 billion, the Committee believes that a thrift institution with a book value of $13.09
(Book Value as of Thistle's most recent
Quarterly Report on Form 10-Q filed
November 14, 2001), if acquired, could
command a price of $21.64. This price is 72% higher than the closing price of Thistle's Common Stock on March 28,
2002.

The Committee has One Goal to retain
an investment banker and seek to SELL THE
BANK, to the highest bidder at a substantial premium over its current price; however this goal may be limited by the Board's fiduciary duties. The Board would like you to believe that the Committee would give the bank away at so-called fire sale prices. Like you, it is in the best interest of the Committee and all shareholders to get the best possible price for our Company.
We feel management and the Board's
ineffective operation of the Company over the last several years warrants a change.

Furthermore we call your attention to the fact that the Board amended the Company's By-
Laws on February 20, one week after the
Committee first submitted its nominees. These amendments purport to place severe restrictions on who may be nominated to the Board, and our two nominees (or most other qualified independent director candidates) would be precluded from ever running again.

As you may also know, the Board
attempted to change the date of the Annual
Meeting from April 17 to April 3. In order to protect shareholder rights, Jewelcor
Management, Inc. ("JMI") a Committee
member, went to Court to enjoin the Company from taking this action. The Judge ruled in JMI's favor, and the Company must move the meeting date to no earlier than April 17. The
Judge stated, " the Board's attempt to move the Meeting date is a blatant attempt to manipulate the upcoming Board election and to interfere with JMI's right to contest the election of the Thistle's directors." (See attached Philadelphia
Inquirer Article)

Please do not sign the white proxy card.
We believe your vote is pivotal and we cannot win without your support.

We value your time and would like to
call you on Friday for a brief follow up discussion.


Very truly yours:
The Committee to Maximize
Shareholder Value


James A. Mitarotonda     Seymour Holtzman
212-974-5701               561-672-4713